UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)



                                INCREDIMAIL LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                  ORDINARY SHARES, PAR VALUE NIS 0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   M5364E 104
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [X] Rule 13d-1(c)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following page(s)

Page 1 of 4 Pages

-----------------------------         ----------
CUSIP No. M5364E 104                  13G                      Page 2 of 4 Pages
-----------------------------         ----------

1.  NAMES OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Longview Fund L.P.
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) |_|
                                                                         (b) |_|
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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

            California
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5.  SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON - 700,572 Ordinary Shares

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6.  SHARED VOTING POWER - None

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7.  SOLE DISPOSITIVE POWER - 700,572 Ordinary Shares

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8.  SHARED DISPOSITIVE POWER - None

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

            700,572 Ordinary Shares

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.469%

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12. TYPE OF REPORTING PERSON

            OO

-----------------------------         ----------
CUSIP No. M5364E 104                  13G                      Page 3 of 4 Pages
-----------------------------         ----------


ITEM 1 (a) NAME OF ISSUER: IncrediMail Ltd.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2 Kaufman Street, Tel Aviv, Israel 68012

ITEM 2 (a) NAME OF PERSON FILING: Longview Fund L.P.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           600 Montgomery Street, 44th Floor, San Francisco, CA 94111

ITEM 2 (c) CITIZENSHIP: California

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Ordinary Shares, par value NIS 0.01 per share

ITEM 2 (e) CUSIP NUMBER:  M5364E 104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 700,572 Ordinary Shares

         (b) PERCENT OF CLASS: 7.469%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                   700,572 Ordinary Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                   0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                   700,572 Ordinary Shares

             (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                   0 Shares

-----------------------------         ----------
CUSIP No. M5364E 104                  13G                      Page 4 of 4 Pages
-----------------------------         ----------


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

           Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

           Not applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        November 21, 2006
                                        ----------------------------------------
                                        (Date)


                                        /s/ S. Michael Rudolph
                                        ----------------------------------------
                                        (Signature)


                                        S. Michael Rudolph, CFO of Viking Asset
                                        Management LLC, as Investment
                                        Manager
                                        ----------------------------------------
                                        (Name/Title)